UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

II-VI INCORPORATED

(Exact name of registrant as specified in its charter)

Pennsylvania (State of incorporation or organization)	25-1214948 (I.R.S. Employer Identification No.)

375 Saxonburg Boulevard, Saxonburg, Pennsylvania (Address of principal executive offices)	16056 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act.

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
6.00% Series A Mandatory Convertible Preferred Stock, no par value per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

If this form relates to the registration of a class with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates: 333-239549

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

II-VI Incorporated, a Pennsylvania corporation (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), a prospectus supplement, dated July 1, 2020 (the “Prospectus Supplement”), and the accompanying prospectus, dated June 30, 2020 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”). The Prospectus Supplement relates to the issuance and sale by the Company of 2,300,000 shares of 6.00% Series A Mandatory Convertible Preferred Stock, no par value per share (the “Mandatory Convertible Preferred Stock”), which includes the exercise in full by the applicable underwriters of an over-allotment option granted to them by the Company to purchase up to 300,000 additional shares of Mandatory Convertible Preferred Stock, at a price to the public and liquidation preference of $200.00 per share. The Prospectus forms a part of the Company’s Registration Statement on Form S-3 (File No. 333-239549), filed with the Commission on June 30, 2020.

The information required by this item is incorporated by reference to the information contained in the sections under the headings “Description of Mandatory Convertible Preferred Stock” in the Prospectus Supplement and “Description of Capital Stock” in the Base Prospectus. Copies of such descriptions have been filed with The Nasdaq Stock Market LLC.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of II-VI Incorporated (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 000-16195) filed on November 8, 2011).

3.2	Amended and Restated By-Laws of II-VI Incorporated (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 000-16195) filed on August 19, 2014).

3.3	Statement with Respect to Shares relating to 6.00% Series A Mandatory Convertible Preferred Stock, no par value per share (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 000-16195) filed on July 7, 2020).

4.1	Specimen Certificate of the 6.00% Series A Mandatory Convertible Preferred Stock, no par value per share (included in Exhibit 3.3).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement on Form 8-A to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: July 7, 2020

II-VI INCORPORATED

By:	/s/ Mary Jane Raymond
Mary Jane Raymond
Chief Financial Officer